Exhibit 99.1
LOCATION BASED TECHNOLOGIES CLOSES $10M PRIVATE PLACEMENT OF COMMON STOCK

IRVINE, Calif., July 27, 2011 --Location Based Technologies, Inc. (OTCBB:LBAS) today announced it has closed a private placement of 50,000,000 shares of its common stock.  The securities were sold to institutional and accredited investors at a price of $0.20 per share.  Craig-Hallum Capital Group LLC and Think Equity LLC acted as placement agents for this transaction.  The net proceeds to the company from the sale of these shares, after deducting the placement agent fees and estimated offering expenses, are estimated to be approximately $8,998,500.

“We are very excited to close this private placement.  The proceeds will be used to fund our growth opportunities going forward and are expected to allow us to meet our launch timeline,” said Dave Morse, Chief Executive Officer.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally.  Visit the website, www.pocketfinder.com, for more information on GPS personal locator devices from PocketFinder®.

*           *           *           *

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's periodic reports filed with the Securities and Exchange Commission.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.  The company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock, including the shares of common stock issuable upon exercise of the warrants issued to the placement agents, sold in the private placement.

Contact:

Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

or,

Location Based Technologies
David Morse, PhD, 888-600-1044 ext 5
investor@locationbasedtech.comBottom of Form